UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 31, 2007

EZENIA! INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-25882	04-3114212
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

14 Celina Drive, Suite 17-18, Nashua, NH	03063
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (781) 505-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On January 3, 2008, Eugene H. Wolf joined Ezenia! Inc. (the “Company”) as Executive Vice President of Operations, responsible for the day-to-day operations and performance of sales, marketing, customer support and engineering.  In this position, he will report to Khoa Nguyen, the Company’s Chairman and Chief Executive Officer.   In connection with his appointment, Mr. Wolf will receive an option to purchase 140,000 shares of the Company’s common stock when approved by the Board of Directors, and Mr. Wolf will receive an annual base salary of $190,000.   Mr. Wolf, age 58, brings over 25 years experience in telecommunications and next-generation networks including voice and video over IP in leading worldwide organizations in both the enterprise and carrier space.  He has served in various capacities including: Senior Vice President of Worldwide Sales and Customer Support for Quintum Technologies from June 2005 to July 2007; President and CEO of Pixion, Inc. from December 2003 to May 2005; and President and CEO of Ridgeway Systems, Inc. from October 2001 to July 2003, and has established strategic relationships and distribution partnerships with industry leaders such as Cisco, Polycom and Siemens.

On December 31, 2007, John F. Stewart gave notice to the Secretary of the Company of his resignation from the Board of Directors of the Company, effective immediately.  Mr. Stewart’s resignation is voluntary and does not stem from any disagreement with the Company.

On December 31, 2007, Michael A. Bass, Chief Technical Officer of the Company, gave notice to the President of the Company of his resignation from the Company, effective immediately.  In connection with Mr. Bass’ resignation, Kenneth E. Garofano, the Company’s Vice President of Strategic Media Technology, has accepted the additional responsibility as the Chief Technical Officer of the Company

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZENIA! INC.

Dated: January 4, 2008	By:	/s/ Roger N. Tuttle
Roger N. Tuttle
Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)